Exhibit 99.1

News Release

For Release October 16, 2013
9:00 A.M.

Contact:            Joseph G. Sawyer, Executive Vice President & Chief Financial Officer or

Robin D. Brown, Executive Vice President & Director of Marketing

(803) 951- 2265

First Community Corporation Announces Third Quarter Results and Cash Dividend

Highlights

•                  Fourth consecutive quarter of net income in excess of $1 million

•                  Cash dividend of $0.06 per common share, which is the 47th consecutive quarter of cash dividends paid to common shareholders

•                  Regulatory capital ratios of 10.64% (Tier 1 Leverage) and 18.40% (Total Capital) along with Tangible Common Equity / Tangible Assets (TCE/TA) ratio of 8.23%

•                  Non-performing assets (NPAs) better than peer with ratio of 1.37%

•                  Loan portfolio growth in four consecutive quarters results in 6.7% increase during the trailing twelve months

•                  The cost of total deposits declined an additional 4 basis points from 37 basis points in the second quarter to 33 basis points in the third quarter

•                  Diversified revenue model shows continued strength as net-interest income and net-interest margin increased to reduce the impact of slowing revenue from the mortgage line of business

•                  Previous announcement of a merger agreement with Savannah River Financial Corporation

•                  Previous announcement of expansion with opening of a banking office in downtown Columbia

Lexington, SC — October 16, 2013  Today, First Community Corporation (Nasdaq:  FCCO), the holding company for First Community Bank, reported net income available to common shareholders for the third quarter of 2013.  Net income available to common shareholders for the third quarter of 2013 was $1.046 million as compared to $881 thousand in the third quarter of 2012.  Diluted earnings per common share were $0.20 for the third quarter of 2013 as compared to $0.19 for the third quarter of 2012.

Year-to-date 2013 net income available to common shareholders was $3.29 million compared to $2.27 million during the first nine months of 2012.  Diluted earnings per share for year-to-date 2013 were $0.62, as compared to $0.60 from the same time period in 2012.  The increase in the number of shares of common stock outstanding after the capital raise completed in the third quarter of 2012 should be noted in making these comparisons.

Earlier in the third quarter, the company announced the signing of a definitive merger agreement under which First Community has agreed to acquire Savannah River Financial Corporation in a cash and stock transaction with a total current value of approximately $33.6 million or approximately $11.00 per share.

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Upon completion of the transaction, the combined company will have approximately $775 million in total assets, $635 million in total deposits, and $450 million in total loans.  The transaction will create a 13-office banking company.  The merger agreement has been unanimously approved by the Board of Directors of each company.  Closing of the transaction, which is expected to occur early in the first quarter of 2014, is subject to customary conditions, including regulatory approval and approval by the shareholders of both companies.

“This is a comfortable extension of our company into a contiguous county, and beyond into Augusta.  The Central Savannah River Area (CSRA) and the midlands of South Carolina have many economic similarities, and both are experiencing nice momentum in business growth,” said First Community President and CEO Michael C. “Mike” Crapps.  “More importantly, we are excited to partner with the Savannah River Banking Company team.  The Board of Directors, CEO Randy Potter, President Jeff Spears, and the entire team have created a successful banking organization, with a commitment to quality that permeates all aspects of their business.  This includes the talent of the staff, their approach to serving their clients, and is evident in the quality of their balance sheet.”

Additionally, on October 2, 2013, the company announced plans to expand its footprint with a banking office in downtown Columbia.  The new location at 1213 Lady Street, near Main Street, is expected to open in the spring of 2014 giving the company a highly visible presence in the heart of the city.  The bank’s financial planning team, First Community Financial Consultants, will relocate from their Lincoln Street office to the second floor of the new downtown location.  “The downtown area will be a great addition to the First Community family. It’s experiencing tremendous growth and the timing was right to bring our unique style of banking to the businesses and residents that call Main Street home,” said Mr. Crapps. “We look forward to working with downtown businesses and professionals to meet their financial goals.”

Cash Dividend and Capital

As a result of the strong earnings performance and quality of its balance sheet, the company has previously announced this year two increases in its cash dividend.  The Board of Directors has approved a cash dividend at this new elevated level for the third quarter of 2013.  The company will pay a $0.06 per share dividend to holders of the company’s common stock.  This dividend is payable November 15, 2013 to shareholders of record as of October 31, 2013.  Mr. Crapps commented, “Our entire board is pleased that our performance enables the company to continue its cash dividend for the 47th consecutive quarter.  This quarter’s payout ratio of 30% is within our targeted payout range that we believe is appropriate for our company at this time.”

Each of the regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) exceed the well capitalized minimum levels currently required by regulatory statute.  At September 30, 2013, the company’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 10.64%, 17.29%, and 18.40%, respectively.  This compares to the same ratios as of September 30, 2012 of 10.56%, 17.94%, and 19.88%, respectively.  Additionally, the regulatory capital ratios for the company’s wholly owned subsidiary, First Community Bank, were 10.21%, 16.62%, and 17.74% respectively as of September 30, 2013.  Further, the company’s ratio of tangible common equity to tangible assets indicates a high quality of capital with a ratio of 8.23% as of September 30, 2013.

On a year over year comparison basis, tangible book value per share decreased $0.23 from $10.10 to $9.87.  This decline results from the decrease in market value of our available-for-sale investment portfolio (AFS portfolio) solely as a result of the increase in interest rates during the period.  It should be noted that excluding this Accumulated Other Comprehensive Income (AOCI), the tangible book value increased $0.53 during this same time period from $9.66 to $10.19.  The company believes its balance sheet as a whole is currently positioned for a rising rate environment.  The change in market value of the AFS portfolio is the only segment of the balance sheet that is reflected in the equity section and as such can result in some volatility in the calculated tangible book value per share as interest rates fluctuate.  The company attempts to manage this volatility by balancing the overall AFS portfolio duration.

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Asset Quality

Non-performing assets remained relatively stable, decreasing by $89 thousand to $8.7 million (1.37% of total assets) at the end of the quarter.  This ratio compares favorably with the bank’s peer group non-performing assets ratio which the company believes to be in excess of 3.00%.

Trouble debt restructurings, that are still accruing interest, declined during the quarter to $584 thousand from $593 thousand.  Loans past due 30-89 days decreased to $2.3 million (0.65% of loans) this quarter.

Net loan charge-offs for the quarter were $245 thousand (0.28% annualized ratio) as compared to the 2012 third quarter total of $161 thousand (0.20% annualized ratio).  The company believes that these levels compare very favorably to its peer group average.

It is also noteworthy that classified loans decreased significantly in the quarter to $10.8 million from $13.6 million.  The ratio of classified loans plus OREO now stands at 20.92% of total regulatory risk-based capital as of September 30, 2013.

Balance Sheet

				12 Month	12 Month
(Numbers in millions)	9/30/12	12/31/12	9/30/13	$ Variance	% Variance
Assets
Investments	$215.3	$206.0	$230.7	$15.4	7.2%
Loans	323.5	332.1	345.1	21.6	6.7%

Liabilities
Total Pure Deposits	$312.9	$319.5	$371.1	$58.2	18.6%
Certificates of Deposit	161.6	155.4	137.5	(24.2)	(15.0)%
Total Deposits	$474.5	$474.9	$508.6	$34.1	7.2%

Customer Cash Management	15.7	15.9	17.1	1.4	8.9%
FHLB Advances	38.5	36.3	34.3	(4.2)	(10.9)%

Total Funding	$528.7	$527.1	560.0	31.3	5.9%
Cost of Funds* (*including demand deposits)	0.97%	0.87%	0.63%	—	(34	)bps
Cost of Deposits	0.62%	0.55%	0.33%	—	(29	)bps

Mr. Crapps commented, “Our success in serving our target market of local business and professional clients is demonstrated in the growth in pure deposits and our loan portfolio.  The momentum in pure deposit growth has continued and during the past twelve months we have increased pure deposits by $58.2 million, which is an increase of 18.6%.  This has positioned us to drive down our cost of deposits by 29 basis points to 0.33% during this same time period.  We are especially pleased to report that we are experiencing a rebound in credit demand and that during the past twelve months the loan portfolio has grown by 6.7% or $21.6 million.  We have now experienced four consecutive quarters of growth in our loan portfolio.”

Revenue

Net Interest Income/Net Interest Margin

Net interest income was $4.570 million for the third quarter of 2013 which represents a 3.30% increase over the second quarter of 2013.  The net interest margin, on a tax equivalent basis, was 3.18% for the third quarter of 2013, which represents an increase from 3.11% during the second quarter of 2013.  Mr. Crapps commented, “The increase in our net interest margin is primarily the

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result of an increased rate environment in the middle to long end of the yield curve.  The benefit to us is a higher interest rate as we re-invest our cash flows and the slowing of prepayments on the mortgage backed securities held in our investment portfolio.”

Non-Interest Income

As anticipated, non-interest income decreased during the third quarter, as production in the mortgage banking line of business decreased to $25.4 million in the third quarter of 2013 from $36.6 million in the prior quarter.  This decrease of 30.6% in production combined with a slight decrease in yield (from 3.23% to 3.03%) resulted in a decrease in mortgage fee revenue from $1.183 million to $770 thousand.  Purchase transactions remained relatively stable on a linked quarter basis at $17.5 million (68.9% of total production) with the decline in refinance transactions accounting for the total decrease.  Mr. Crapps commented, “This decrease is not surprising due to the increase in interest rates.  We continue to see good activity in purchase transactions and this line of business remains an important piece of our company.”

It is significant to note that the financial planning / investment advisory line of business continues to grow in revenue and in assets under management.  Year-to-date in 2013 revenue is $695 thousand as compared to the 2012 figure of $492 thousand for the comparable year-to-date period.  Assets under management have increased 23.6 % in 2013, from $108 million as of December 31, 2012 to $ 133.5 million as of September 30, 2013.

Mr. Crapps commented further on the revenue model, “We believe that now, more than ever, the strength of our diversified revenue model is evident.  The scenario discussed last quarter is becoming a reality.  The increase in rates slowed total mortgage loan production; and therefore, the contribution to net income from that line of business decreased.  The offset to that was the increase in yields in our investment portfolio as prepayments on mortgage back securities slowed; as well as, the re-investment of cash flows at higher yields in both the loan and investment portfolios.  This served to enhance our net-interest margin and our net-interest income.”

Non-Interest Expense

Non-interest expense was relatively unchanged on a linked quarter basis at $4.957 million.  The company did record $33 thousand in one-time merger expenses related to the above referenced acquisition of Savannah River Financial Corporation.  As previously announced, the merger is anticipated to close in the first quarter of 2014.  The more significant remaining one-time merger expenses will be experienced in the fourth quarter of 2013 and the first quarter of 2014.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina.  First Community Bank operates eleven banking offices located in Lexington, Richland, Newberry and Kershaw counties in addition to First Community Financial Consultants, a financial planning/investment advisory division and Palmetto South Mortgage, a separate mortgage division.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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FCCO has filed a preliminary proxy statement/prospectus on Form S-4 concerning the proposed merger with Savannah River Financial Corporation with the Securities and Exchange Commission (the “SEC”).  This document is not yet final and will be amended. WE URGE INVESTORS TO READ THE DEFINITIVE VERSION OF THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.   Shareholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings by FCCO, at the SEC’s internet site (http://www.sec.gov).  Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to First Community Corporation, 5455 Sunset Blvd., Lexington, SC 29072, Attention: Michael Crapps.

The directors and executive officers of FCCO and other persons may be deemed to be participants in the solicitation of proxies from FCCO shareholders in connection with the proposed merger.  Information regarding FCCO’s directors and executive officers is available in its definitive proxy statement (form type DEF 14A) and additional definitive proxy soliciting materials filed with the SEC for FCCO’s 2013 annual shareholder meeting.  Other information regarding the participants in the FCCO proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

	At September 30,		December 31,
	2013	2012	2012

Total Assets	$635,927	$606,339	$602,925
Other short-term investments (1)	9,958	9,894	7,191
Investment Securities	230,712	215,274	205,972
Loans held for sale	2,529	8,685	9,658
Loans	345,064	323,534	332,111
Allowance for Loan Losses	4,323	4,695	4,621
Total Deposits	508,592	474,465	474,977
Securities Sold Under Agreements to Repurchase	17,076	15,651	15,900
Federal Home Loan Bank Advances	34,330	38,491	36,344
Junior Subordinated Debt	15,464	17,917	15,464
Shareholders’ Equity	52,862	54,278	54,183

Book Value Per Common Share	$9.98	$10.25	$10.37
Tangible Book Value Per Common Share	$9.87	$10.10	$10.23
Tangible Book Value Per Common Share (Excluding AOCI)	$10.19	$9.66	$9.77
Equity to Assets	8.31%	8.95%	8.99%
Tangible common equity to tangible assets	8.23%	8.71%	8.88%
Loan to Deposit Ratio	68.34%	70.02%	71.95%
Allowance for Loan Losses/Loans	1.25%	1.45%	1.39%

(1) Includes federal funds sold, securities sold under agreements to resell and interest-bearing deposits

Regulatory Ratios:
Leverage Ratio	10.64%	10.56%	10.63%
Tier 1 Capital Ratio	17.29%	17.94%	17.33%
Total Capital Ratio	18.40%	19.88%	18.58%
Tier 1 Regulatory Capital	$67,192	$63,860	$63,381
Total Regulatory Capital	$71,515	$70,751	$67,963

Average Balances:

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012

Average Total Assets	$631,158	$610,020	$621,952	$600,739
Average Loans	344,544	330,106	342,183	330,262
Average Earning Assets	585,419	563,190	576,917	552,163
Average Deposits	505,935	473,388	493,890	470,653
Average Other Borrowings	67,484	72,460	68,798	72,710
Average Shareholders’ Equity	52,353	58,448	54,004	51,940

Asset Quality:

	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2012
Loan Risk Rating by Category (End of Period)
Special Mention	$9,822	$8,512	$9,097	$7,681
Substandard	10,779	13,614	13,870	17,612
Doubtful	—	—	—	—
Pass	326,992	324,752	314,991	316,476
	$347,593	$346,878	$337,958	$341,769

	September	June 30,	March 31	December
	2013	2013	2013	31, 2012
Nonperforming Assets:
Non-accrual loans	$5,052	$5,978	5,388	$4,715
Other real estate owned	3,607	2,824	3,335	3,987
Accruing loans past due 90 days or more	54	—	325	55
Total nonperforming assets	$8,713	$8,802	$9,048	$8,757
Accruing trouble debt restructurings	$584	$592	$907	$1,509

	Three months ended		Nine months ended
	September	September	September	September
	30, 2013	30, 2012	30, 2013	30, 2012
Loans charged-off	$271	$180	$776	$472
Overdrafts charged-off	14	9	32	24
Loan recoveries	(36)	(25)	(122)	(66)
Overdraft recoveries	(4)	(3)	(9)	(10)
Net Charge-offs	$245	$161	$677	$420
Net Charge-offs to Average Loans	0.07%	0.05%	0.20%	0.13%

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Three months ended		Nine months ended
	September 30,		June 30,		March 31,		September 30,
	2013	2012	2013	2012	2013	2012	2013	2012
Interest Income	$5,474	$5,650	$5,370	$5,840	$5,283	$6,044	$16,127	$17,534
Interest Expense	904	1,321	947	1,389	1,004	1,535	2,855	4,245
Net Interest Income	4,570	4,329	4,423	4,451	4,279	4,509	13,272	13,289
Provision for Loan Losses	129	115	100	71	150	230	379	416
Net Interest Income After Provision	4,441	4,214	4,323	4,380	4,129	4,279	12,893	12,873
Non-interest Income:
Deposit service charges	387	395	367	375	361	389	1,115	1,159
Mortgage origination fees	770	1,393	1,183	877	1,015	723	2,968	2,993
Investment advisory fees and non-deposit commissions	279	183	218	162	198	147	695	492
Gain (loss) on sale of securities	4	(35)	133	(38)	15	11	152	(62)
Gain (loss) on sale of other assets	(23)	(22)	32	(36)	(2)	50	7	(8)
Fair value gain (loss) adjustment	—	(20)	(2)	(4)	—	(33)	(2)	(57)
Other-than-temporary-impairment write-down on securities	—	—	—	—	—	(200)	—	(200)
Loss on early extinguishment of debt	—	—	(141)	—	—	(121)	(141)	(121)
Other	524	508	505	519	496	497	1,525	1,524
Total non-interest income	1,941	2,402	2,295	1,855	2,083	1,463	6,319	5,720
Non-interest Expense:
Salaries and employee benefits	2,948	2,874	2,994	2,747	2,992	2,558	8,934	8,179
Occupancy	343	352	334	335	346	345	1,023	1,032
Equipment	310	307	314	283	283	287	907	877
Marketing and public relations	106	73	112	108	93	186	311	367
FDIC assessment	108	117	102	196	99	184	309	497
Other real estate expense	189	173	115	267	112	119	395	559
Amortization of intangibles	32	51	45	51	51	51	128	153
Merger expenses	33	—	—	—	—	—	33
Other	888	876	939	921	831	882	2,679	2,679
Total non-interest expense	4,957	4,823	4,955	4,908	4,807	4,612	14,719	14,343
Income before taxes	1,425	1,793	1,663	1,327	1,405	1,130	4,493	4,250
Income tax expense (benefit)	379	573	460	399	367	331	1,206	1,303
Net Income	1,046	1,220	1,203	928	$1,038	$799	$3,287	$2,947
Preferred stock dividends	—	339	—	168	—	169	—	676
Net income available to common shareholders	$1,046	$881	$1,203	$760	$1,038	$630	$3,287	$2,271

Per share data:
Net income, basic	$0.20	$0.19	$0.23	$0.23	$0.20	$0.19	$0.62	$0.60
Net income, diluted	$0.20	$0.19	$0.23	$0.23	$0.20	$0.19	$0.62	$0.60

Average number of shares outstanding - basic	5,294,736	4,693,344	5,292,828	3,295,804	5,255,525	3,308,677	5,280,840	3,780,236
Average number of shares outstanding - diluted	5,308,546	4,726,206	5,311,194	3,356,785	5,292,000	3,329,175	5,321,577	3,806,837
Shares outstanding period end	5,296,288	5,224,282	5,293,116	3,346,365	5,290,452	3,310,572	5,296,288	5,224,282
Return on average assets	0.66%	0.57%	0.77%	0.51%	0.69%	0.43%	0.71%	0.50%
Return on average common equity	7.93%	7.18%	8.75%	8.02%	7.72%	6.86%	8.14%	7.35%
Return on average common tangible equity	8.02%	7.30%	8.88%	8.22%	7.82%	7.09%	8.24%	7.50%
Net Interest Margin (non taxable equivalent)	3.10%	3.06%	3.03%	3.25%	3.09%	3.34%	3.08%	3.21%
Net Interest Margin (taxable equivalent)	3.18%	3.12%	3.11%	3.30%	3.15%	3.36%	3.15%	3.26%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates

on Average Interest-Bearing Liabilities

	Three months ended September 30, 2013			Three months ended September 30, 2012
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$344,544	$4,379	5.04%	$330,106	$4,548	5.48%
Securities:	225,922	1,078	1.89%	208,769	1,079	2.06%
Federal funds sold and securities purchased	14,953	17	0.45%	24,315	23	0.38%
Total earning assets	585,419	5,474	3.71%	563,190	5,650	3.99%
Cash and due from banks	8,781			8,698
Premises and equipment	17,193			17,394
Other assets	24,186			25,483
Allowance for loan losses	(4,421)			(4,745)
Total assets	$631,158			$610,020

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$104,146	$27	0.10%	$91,778	$37	0.16%
Money market accounts	80,839	48	0.24%	53,328	36	0.27%
Savings deposits	48,490	14	0.11%	39,955	13	0.13%
Time deposits	167,516	336	0.80%	195,230	652	1.33%
Other borrowings	67,484	479	2.81%	72,460	583	3.20%
Total interest-bearing liabilities	468,475	904	0.77%	452,751	1,321	1.16%
Demand deposits	104,944			93,098
Other liabilities	5,386			5,723
Shareholders’ equity	52,353			58,448
Total liabilities and shareholders’ equity	$631,158			$610,020

Cost of funds, including demand deposits			0.63%			0.97%
Net interest spread			2.94%			2.83%
Net interest income/margin		$4,570	3.10%		$4,329	3.06%
Net interest income/margin FTE basis	$127	$4,697	3.18%	$94	$4,423	3.12%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates

on Average Interest-Bearing Liabilities

	Nine months ended September 30, 2013			Nine months ended September 30, 2012
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$342,183	$13,202	5.16%	$330,263	$13,804	5.58%
Securities:	220,712	2,876	1.74%	204,212	3,669	2.40%
Federal funds sold and securities purchased under agreements to resell	14,022	49	0.47%	17,688	61	0.46%
Total earning assets	576,917	16,127	3.74%	552,163	17,534	4.24%
Cash and due from banks	8,641			8,868
Premises and equipment	17,215			17,417
Other assets	23,716			27,032
Allowance for loan losses	(4,537)			(4,741)
Total assets	$621,952			$600,739
Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$100,377	85	0.11%	$88,815	120	0.18%
Money market accounts	72,634	127	0.23%	51,932	120	0.31%
Savings deposits	45,833	38	0.11%	38,390	37	0.13%
Time deposits	174,450	1,145	0.88%	201,601	2,196	1.46%
Other borrowings	68,798	1,460	2.84%	72,710	1,772	3.26%
Total interest-bearing liabilities	462,092	2,855	0.83%	453,448	4,245	1.25%
Demand deposits	100,596			89,915
Other liabilities	5,260			5,436
Shareholders’ equity	54,004			51,940
Total liabilities and shareholders’ equity	$621,952			$600,739

Cost of funds, including demand deposits			0.68%			1.04%
Net interest spread			2.91%			2.99%
Net interest income/margin		$13,272	3.08%		$13,289	3.21%
Net interest income/margin FTE basis	$329	$13,601	3.15%	$190	$13,479	3.26%